Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JULY SALES

HOUSTON, TX, August 7, 2003 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the four-week period ended August 2, 2003 decreased 1.0% as compared to the prior year four-week period ended August 3, 2002, during which comparable store sales increased 2.1%. Total sales increased 2.2% to $70.5 million from $69.0 million in the prior year period.

The Company stated that its dresses, home & gifts, misses sportswear and shoe departments had comparable store sales increases during the month, and its cosmetics and men's departments performed better than the Company average.

For the second quarter ended August 2, 2003, the Company reported that comparable store sales decreased 3.5%, while total sales increased 0.1% to $207.7 million from $207.5 million last year.

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "Although slightly negative, we are pleased with our comparable store sales results for July. Since this is the second consecutive month of improving comparable store sales performance, we are now cautiously optimistic in our outlook for the second half of the year."

Mr. Scarborough continued, "While we continue to see the greatest challenge in our larger markets, which are the most competitive, a number of store districts, primarily comprised of smaller market stores, produced comparable store sales gains for the period. Additionally, the Texas sales tax holiday weekend, which ran from August 1st through August 3rd, met our sales expectations and was the biggest sales event for us during the month."

Mr. Scarborough concluded, "On July 24th, we opened new stores in Burkburnett, Texas, Baton Rouge, Louisiana, Nogales, Arizona and Rolla, Missouri. We are pleased with the early results in these stores. With these 4 July openings, that brings the total number of

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Stage Stores Reports July Sales

stores opened through the first 6 months of the fiscal year to 12. Looking ahead, we are currently planning to open an additional 13 new stores in October and 3 new stores in November, which will be located in the states of Texas, Louisiana and New Mexico."

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2003	2002	2003	2002
1st Quarter	(7.5)%	7.0%	$198.0	$206.7
May	(6.6)	8.8	65.0	66.9
June	(3.1)	8.9	72.2	71.6
July	(1.0)	2.1	70.5	69.0
2nd Quarter	(3.5)	6.5	207.7	207.5
Year-To-Date	(5.5)	6.8	405.7	414.2

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities throughout the south central United States. The Company currently operates a total of 366 stores in 13 states under the Stage, Bealls and Palais Royal names. For more information about Stage Stores, visit the Company's web site at stagestoresinc.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including comments regarding the Company's outlook for the second half of the 2003 fiscal year. The Company intends forward looking terminology such as "believes", "expects", "may", "will", "should", "anticipates", "plans" or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 23, 2003, in the Company's Quarterly Reports on Form 10-Q as filed with the SEC and other factors as may periodically be described in other Company filings with the SEC.

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